CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 29, 2012 with respect to the statement of revenues and certain expenses of the 42nd Street Portfolio for the year ended December 31, 2011 which is incorporated by reference in this Pre-effective Amendment No. 1 to Post-effective Amendment No. 7 to the American Realty Capital New York Recovery REIT, Inc. Registration Statement and Prospectus on Form S-11 (File No. 333-163069).  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

June 27, 2012